Exhibit 10.66

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

MASTER

CLINICAL AND COMMERCIAL SUPPLY AGREEMENT

AMONG

GILEAD WORLD MARKETS, LIMITED

AND

GILEAD SCIENCES, INC.

AND

PATHEON INC.

JANUARY 1, 2003

MASTER CLINICAL AND COMMERCIAL SUPPLY AGREEMENT

THIS MASTER CLINICAL AND COMMERCIAL SUPPLY AGREEMENT (the “Agreement”) made as of the 1st day of January, 2003 (the “Effective Date”) among, on the one hand, Gilead World Markets, Ltd., a Cayman Company (“Gilead World”), whose registered address is Queensgate House, South Church Street, P.O. Box 1234GT, Grand Cayman, Cayman Islands, and Gilead Sciences, Inc., a Delaware corporation (“Gilead Sciences”) with its principal office located at 333 Lakeside Drive, Foster City, CA 94404 (Gilead World and Gilead Sciences collectively, “Gilead”), and, on the other hand, Patheon Inc., a Canadian corporation (“Patheon”) having its principal place of business at 7070 Mississauga Road, Suite 350, Mississauga, Ontario, Canada L5N 7J8. Gilead and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH

WHEREAS, Gilead Sciences will require the manufacture and supply of Drug Products (as hereinafter defined) for clinical use and commercial distribution and sale in the Territory and Gilead World will require the manufacture and supply of Drug Products for commercial distribution and sale in the Territory; and

WHEREAS, Patheon possesses suitable facilities to manufacture, package and test Drug Products and will process, package and test Drug Products according to the terms and conditions set forth below; and

WHEREAS, Patheon is currently carrying out commercial manufacturing of Tenofovir DF Tablets (with the trade name Viread and the generic name tenofovir disoproxil fumarate) pursuant to that certain Commercial Supply Agreement dated August 1, 2001 between Gilead World Markets (which was assigned from Gilead Irish Holdings, Inc. by way of an Assignment of Agreement dated December 31, 2001) and Patheon Inc. (the “Viread Agreement”) and;

WHEREAS, the Parties now desire that this Agreement shall (i) replace the Viread Agreement such that the Viread Agreement shall be of no further force and effect for the Processing (as defined below) of new batches of tenofovir disoproxil fumarate tablets from and after the Effective Date, and (ii) govern the terms and conditions of clinical and commercial manufacturing of tenofovir disoproxil fumarate tablets and any additional Drug Products as may be agreed to between the Parties in writing from time to time as set forth below.  For clarity, however, the Viread Agreement shall continue to have full force and effect only with respect to Tenofovir DF Tablets Processed between August 1, 2001 and December 31, 2002; and

WHEREAS, Gilead and Patheon now desire to contract for such manufacturing on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants which are recited herein, the Parties agree as follows:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE I

DEFINITIONS AND SCHEDULES

1.1                               DEFINITIONS

In this Agreement, the following capitalized terms shall have the following meanings:

“Act” means the United States Food, Drug and Cosmetics Act of 1938 (21 C.F.R. Section 201 et seq.) and any legal requirement of Canada, the European Union or other jurisdiction within the Territory for any Drug Product, together with any regulation promulgated under any of the foregoing, including, without limitation, all Good Manufacturing Practices, in each case as amended from time to time.

“Active Pharmaceutical Ingredient” or “API” shall mean, for each Drug Product, the active drug substance of that Drug Product prior to Processing, as listed on Exhibit A of the Product-Specific Appendix hereto for that Drug Product.

“Affiliate” shall mean any person, firm or corporation which, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, a Party to this Agreement.  For purposes of this definition, “control” means the legal or beneficial ownership of fifty percent (50%) or more of the voting or equity interests, or the power or right to direct the management and affairs of the business (including acting as the general partner of a limited partnership).  A Gilead Affiliate is an Affiliate of either or both of Gilead Sciences and Gilead World.

“Annual API Cap” shall mean, for each API, the value identified as such in Exhibit C of the applicable Product-Specific Appendix.

“API Specifications” shall mean, with respect to a given API, the Specifications for that API as set forth on Exhibit A of the Product-Specific Appendix hereto for the corresponding Drug Product.

“Components” shall mean, for each Drug Product, the labels, glue, product inserts and other packaging materials required to be used for the production of that Drug Product in accordance with the applicable Component Specifications.

“Component Specifications” shall mean, with respect to the Components for a given Drug Product, the Specifications for Components set forth on Exhibit A of the Product-Specific Appendix for that Drug Product.

“Confidential Information” shall have the meaning specified in Section 8.2.

“Disposition Package” shall mean, with respect to any shipment of Drug Product, the documentation and records defined pursuant to the relevant Quality Agreement (as defined in Section 2.8), which may include copies of the Certificate of Analysis, Certificate of Compliance, quality control documentation and manufacturing batch records for such shipment; written confirmation that such batch records have been reviewed and approved by Patheon quality assurance unit; and any other documentation required by law that is in Patheon’s possession and required by Gilead for the release of the batch or batches of Drug Product in such shipment.

“Drug Product” shall mean a product set forth on Exhibit B of any Product-Specific Appendix.

“Effective Date” shall mean January 1, 2003.

“Excipients” shall mean, for each Drug Product, all materials other than the API and Components described in the Specifications for such Drug Product as a constituent part of such completed Drug Product.

“Excipient Specifications” shall mean, with respect to the Excipients for a given Drug Product, the Specifications for such Excipients set forth on Exhibit A of the Product-Specific Appendix hereto for such Drug Product.

“Facility” shall mean, for a given Drug Product, any Patheon manufacturing facility identified in Exhibit C of the Product-Specific Appendix for that Drug Product, or any other facility used for the Processing of that Drug Product that has been approved by Gilead, in writing.

“FDA” shall mean the United States government agency known as the Food and Drug Administration, or any successor thereto.

“Gilead’s Actual Standard API Costs” shall mean, for a given API in a given Year, the amount established in accordance with Section 4.7.

“Good Manufacturing Practices” or “cGMPs” shall mean the current Good Manufacturing Practices for manufacturing finished products as set forth in the Act, and any other equivalent laws, rules or regulations or current good manufacturing practices specified by a Regulatory Authority, which are applicable to Patheon.

“Intellectual Property” shall mean any intellectual property rights including, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade secrets, Inventions, copyright, industrial designs and know-how.

“Inventions” shall mean any invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.

“Inventory” shall mean all inventories of Materials and work-in-process produced or held by Patheon in connection with the Processing of Drug Product but, for greater certainty, does not include any API.

“Master Batch Records” shall mean, for a given Drug Product, the then-current procedures to be followed by Patheon with respect to the Processing, handling and storage of that Drug Product and the corresponding API, as contemplated in Exhibits A and B of the Product-Specific Appendix for that Drug Product.

“Materials” shall mean Excipients and Components as they are utilized in Processing.

“Patheon Manufacturing Responsibilities”  shall have the meaning outlined in Section 3.2(a).

“Processing” shall mean the manufacturing, quality control, quality assurance and stability testing, packaging and related services, as contemplated in this Agreement, required to produce Drug Product from API and Materials.  “Process,” “Processing” and “Processed” shall have analogous meanings.

“Product-Specific Appendix” shall have the meaning given such term in Section 2.1(a).

“Regulatory Authority” shall mean the FDA and any other governmental authority (whether national, federal, provincial and/or local) in the Territory that is a counterpart to the FDA or otherwise has jurisdiction over the manufacture or approval of any Drug Product.

“Regulatory Filing” shall mean any filing with or approval by a Regulatory Authority regarding a Drug Product or its manufacture.

“Specifications” shall mean, with respect to a Drug Product, the procedures, test results, requirements, standards and other data and documentation with respect to such Drug Product and the Excipients and Components therefor, as set forth in Exhibits A and B of the Product-Specific Appendix for that Drug Product, as may be revised from time to time in accordance with the terms set forth in Section 4.5 below.

“Territory” shall mean the geographical area set forth in Exhibit C of each Product-Specific Appendix hereto for a given Drug Product.

“Third Party Rights” shall mean the Intellectual Property of any third party.

“Year” shall mean, for each Drug Product, the period between the effective date of the Product-Specific Appendix for that Drug Product (as set forth in Exhibit C of the Product-Specific Appendix for such Drug Product) until December 31 of the year of such effective date, and thereafter, the twelve-month period commencing upon the completion of the immediately preceding Year.

“Yearly Minimum Volume” shall mean the yearly minimum volume of each Drug Product to be purchased by Gilead as more particularly set forth in Exhibit C of the applicable Product-Specific Appendix.

1.2                 SCHEDULES.

The following Schedules and Product-Specific Appendices as of the Effective Date are annexed hereto and form part of this Agreement:

Schedule A:	Yield Calculation Schedule

Schedule B:	Quality Agreements

Schedule C-1:	Form of Product Specifications (Exhibit A to Appendix (•) of {Drug Name}

Schedule C-2:	Form of Finished Product Specifications and Testing Requirements (Exhibit B to Appendix (•) of {Drug Name}

Schedule C-3:	Form of Pricing and API Schedule (Exhibit C to Appendix (•) of {Drug Name}

APPENDIX 1 - TENOFOVIR DISOPROXIL FUMARATE

Exhibit A to Appendix 1 - Tenofovir disoproxil fumarate: Drug Substance, Excipient and Components Specifications

Exhibit B to Appendix 1 - Tenofovir disoproxil fumarate: Finished Product Specifications and Testing Requirements

Exhibit C to Appendix 1 - Tenofovir disoproxil fumarate: Pricing and API Schedules

APPENDIX 2 - ADEFOVIR DIPIVOXIL

Exhibit A to Appendix 2 – Adefovir dipivoxil: Drug Substance, Excipient and Components Specifications

Exhibit B to Appendix 2 - Adefovir dipivoxil: Finished Product Specifications and Testing Requirements

Exhibit C to Appendix 2 - Adefovir dipivoxil: Pricing and API Schedules

ARTICLE II

PURCHASE AND SUPPLY

2.1                               Purchase and Supply Agreement.

(a)                                           This Agreement including the Schedules and Appendices annexed hereto shall serve as a master commercial supply agreement governing the manufacture, purchase and supply of Drug Products between the Parties.  The Parties have agreed, as of the Effective Date, to product-specific terms governing the purchase and supply of two (2) Drug Products, Gilead’s tenofovir disoproxil fumarate and adefovir dipivoxil products, as reflected in Appendices 1 and 2.  Subject to Section 2.1(b), the Parties may agree to the manufacture, purchase and supply of additional drug products by agreeing to additional product-specific terms, each in the form of a new Appendix to this Agreement signed and delivered by a representative of the applicable Party, annexed hereto and incorporated herein once executed and delivered (each, a “Product-Specific Appendix”).  Each Product-Specific Appendix shall be substantially in the form of Schedule C (e.g. C-1, C-2 and C-3) attached hereto, and shall include, at a minimum, the following for the applicable Drug Product:  (a) an Exhibit A setting forth the API, API Specifications, Excipients, Excipient Specifications, Components, Component Specifications, and Disposition Package for the Drug Product covered by such Product-Specific Appendix; (b) an Exhibit B setting forth the finished product Specifications; and (c) an Exhibit C setting forth the pricing terms, Facility(ies), Territory, Yearly Minimum Volume, Drug Product costs and yields, effective date and initial term.

(b)                                           Solely Gilead Sciences shall be Patheon’s counterparty to Product-Specific Appendices for the [*] supply of any Drug Product [*] or for any [*] supply of any Drug Product [*].  Solely Gilead World shall be Patheon’s counterparty to Product-Specific Appendices for the [*] supply of any Drug Product [*].  Solely Gilead Sciences will have the rights and obligations of Gilead hereunder to the extent pertaining to [*] supply of Drug Products [*] or for any [*] supply of any Drug Product for [*], in each case for which Gilead Sciences is party to the relevant Product-Specific Appendices. Solely Gilead World will have the rights and obligations of Gilead hereunder to the extent pertaining to [*] supply of Drug Products for [*] for which Gilead World is party to the relevant Product-Specific Appendices.  Gilead World agrees to an obligation to provide to Patheon a written guarantee by Gilead Sciences, as Gilead World’s ultimate parent company, of Gilead World’s performance under this Agreement, and, in satisfaction of such obligation, Gilead Sciences hereby guarantees to Patheon the performance by Gilead World of Gilead World’s obligations under this Agreement.

(c)                                           Changes to the Product-Specific Appendices may only be made by prior written agreement of the Parties.  If any Product-Specific Appendix conflicts with the body of this Agreement, the body of this Agreement shall control, except to the extent that such Product-Specific Appendix explicitly references particular Sections of the body of this Agreement that do not apply, or only partially apply, with respect to such Product-Specific Appendix, and describes the extent to which such Sections shall not apply.  In such event, with respect to the subject matter covered by the explicitly referenced Sections of the body of this Agreement as applied to such Product-Specific Appendix, such Product-Specific Appendix and not the body of this Agreement shall control.

(d)                                           During the Term (as such term is defined in Section 9.1) of this Agreement, Gilead agrees to buy, and Patheon agrees to supply, such quantities of each Drug Product for sale in the Territory as may be set forth on Firm Orders placed by Gilead in accordance with Section 2.4 at the prices set forth in Exhibit C of the applicable Product-Specific Appendices, as may be revised from time to time in accordance with Article IV hereof.

(e)                                           Minimum Volumes of Purchases.  Patheon acknowledges that Gilead may obtain a portion of its requirements for any Drug Product from third parties; provided, however, Gilead agrees to purchase from Patheon the Yearly Minimum Volume for each Drug Product as more particularly set forth in Exhibit C of the applicable Product-Specific Appendix.

2.2                               Drug Product And Materials Specifications And Testing.  Patheon shall, in Processing a Drug Product, use Excipients and Components that conform to the Excipient Specifications and Component Specifications, respectively, for such Drug Product. Such conformance will be verified in accordance with the testing standards and procedures specified therefor in the applicable Specifications. The Parties acknowledge that such Specifications and testing standards and procedures as set forth in Exhibits A or B of the applicable Product-Specific Appendix may need to be refined and modified with changes that are necessary or appropriate according to applicable Regulatory Authority requirements, or as otherwise requested by Gilead in writing.  If such a change in the Specifications is needed or proposed, Section 4.5 shall apply.

2.3                               Orders and Forecasts.  Gilead shall provide Patheon with the following:

(a)                                           concurrent with the execution of this Agreement for the first two (2) Drug Products and concurrent with the execution of any Product-Specific Appendix for an additional Drug Product, a written non-binding [*] month forecast of the volume of each Drug Product that Gilead then anticipates will be required to be produced and delivered to Gilead during the following [*] month period.  Such forecast will be updated by Gilead monthly on a rolling [*] month basis and updated forthwith upon Gilead determining that the volumes for the first [*] months contemplated in the most recent of such forecasts has changed by more than [*]; and,

(b)                                           on or before the [*] day of each calendar month, firm written orders (“Firm Orders”) covering the supply for each Drug Product on the basis of [*] units, to be produced and delivered to Gilead on a date not less than [*] from the first day of the calendar month immediately following the date that the Firm Order is submitted.

(c)                                           on or before [*], in each Year, a written non-binding [*] forecast (broken down by calendar quarters for the [*] of the forecast) of the volume for each Drug Product that Gilead anticipates will be required to be produced and delivered to Gilead during such [*] period.

2.4                               Firm Orders.  The Firm Orders submitted to Patheon pursuant to Section 2.3 shall specify Gilead’s purchase order number, quantities, monthly delivery schedule and any other elements necessary to identify what must be delivered to fill such Firm Order.  Unless mutually agreed upon by both Parties, the quantities of Drug Product ordered in such written orders shall be firm and binding on Gilead and shall not be subject to reduction, and shall only be subject to cancellation as set forth in Section 2.10.

2.5                               Materials Ordering and Stockpiles.

(a)                                           Reliance by Patheon.  Gilead understands and acknowledges that Patheon will rely on the Firm Orders submitted pursuant to Section 2.3(b) in ordering the Materials required to meet such Firm Orders.  In addition, Gilead understands that to ensure an orderly supply of such Materials and to achieve economies of scale in the costs therefor, it may be desirable for Patheon to purchase such Materials in sufficient volumes to meet the production requirements for each Drug Product during part or all of the forecasted periods referred to in Section 2.3(a), or such longer period as Patheon and Gilead may agree to.  Accordingly, Gilead agrees that purchases may be made by Patheon in respect of the Materials for a given Drug Product to satisfy the production requirements for such Drug Product for the first [*] months of the forecasted period, or such different period as may be identified opposite such Materials in the applicable Product-Specific Appendix or agreed in writing by the Parties.  If any Materials ordered by Patheon in accordance with the foregoing sentence are not included in finished Drug Product purchased by Gilead within [*] months after the forecasted month in respect of which such purchases have been made (or such longer period as the Parties may agree in writing), Gilead will pay to Patheon its actual costs to acquire such unused Materials and, in the event such Materials are incorporated into the Drug Product subsequently purchased by Gilead, Gilead will receive credit for any costs of such Materials previously paid to Patheon by Gilead.

(b)                                           Minimum Stockpiles.  Without limiting Patheon’s ability to purchase and hold Materials as set forth in Section 2.5(a), Patheon shall at all times maintain an inventory of each Material sufficient to manufacture the relevant Drug Products to fill Gilead’s Firm Orders and forecasts in the following [*] months, or such different period of time as may be set forth for such Material in the applicable Product-Specific Appendix or otherwise agreed in writing by the Parties.

2.6                               Minimum Orders.  Each Drug Product to be Processed by Patheon may only be ordered in the minimum order quantities set out in Exhibit C of the Product-Specific Appendix for such Drug Product.  As the Parties gain additional experience with the Processing of each Drug Product, they shall negotiate in good faith, upon request by Gilead, to revise the minimum order quantities in the applicable Exhibit C from time to time.  If the Parties reach written agreement, following any necessary technical and cost review by Patheon in accordance with Section 4.5, they shall update the applicable Exhibit C to reflect the revised minimum order quantities.

2.7                               Excipients and Components.  All Materials shall be purchased (with the exception of those which are supplied by Gilead, which exceptions shall be identified in the applicable Product-Specific Appendix) and tested by Patheon at Patheon’s expense in accordance with the applicable Specifications.

2.8                               Quality Agreements. Each Party shall allocate, use and expend the resources necessary to perform the division of pharmaceutical responsibilities assigned to such Party as defined in the Quality Agreement(s) as set forth in Schedule B of this Agreement, to which such Party is a party, the terms of which, for clarity, are a part of this Agreement.  Without limiting the generality of the foregoing sentence, the Parties’ responsibilities relating to product complaints shall, at a minimum, include the following: (a) Patheon shall, as promptly as practicable after it becomes aware (but in any event, no later than [*] business days thereafter), forward to Gilead or its designee, by phone and in writing, any and all complaints or problems relating to any Drug Product, and any information in its possession pertaining to such complaint or problem, including but not limited to: (i) Drug Product or its labeling may have been mistaken for or applied to another product; (ii) Drug Product may be affected by bacteriological contamination, significant chemical, physical or other change or deterioration or stability failures; (iii) Drug Product is the subject of a complaint by a Third Party, a Regulatory Authority or a customer relating to the quality of the Drug Product; (iv) a unit or batch of Drug Product supplied to or as directed by Gilead may not be in conformance with the applicable Specifications; or (v) a unit or batch of Drug Product supplied to or as directed by Gilead has not been Processed in accordance with the Patheon Manufacturing Responsibilities; (b) Gilead shall promptly inform Patheon, by phone and in writing, of any and all complaints that Gilead receives which implicate Patheon’s Processing of Drug Product at the Facility; and (c) Patheon shall respond promptly to, and cooperate fully with Gilead regarding, any reasonable request by Gilead for assistance in resolving any and all complaints, in each case on a time frame sufficient to permit Gilead to comply with applicable laws, rules and regulations, as notified by Gilead. The Parties agree to negotiate in good faith to modify the Quality Agreement(s) to which they are respective parties, pursuant to Section 4.5, from time to time as necessary or appropriate in light of FDA or other regulatory requirements, or at Gilead’s request.  For clarity, either [*], or Gilead Sciences may be party in place of Gilead World to a Quality Agreement relating to supply of Drug Product(s) to Gilead World.

2.9                               Technology Transfer.  Patheon shall facilitate, at Gilead’s expense, any technology transfer to Gilead, its Affiliate or a third party in relation to the Processing of Drug Product(s) to the extent reasonably requested by Gilead.

2.10                        Cancellations.  Gilead may cancel any Firm Order previously accepted by Patheon by providing Patheon with prior written notice (the “Notice”); provided that if Gilead cancels any Firm Order and the Notice is received [*] days or less prior to any scheduled delivery of Drug Product covered by such Firm Order, then Gilead shall reimburse Patheon for a percentage of the price that Patheon would have charged Gilead for the Firm Order, which amounts shall be calculated as follows:

(a)                                  if Notice is received by Patheon less than [*] days prior to any scheduled delivery of Drug Product covered by such Firm Order, then Gilead shall pay Patheon [*] percent ([*]%) of the price that Patheon would have charged Gilead for the Firm Order if it had not been cancelled;

(b)                                  if Notice is received by Patheon between [*] to [*] days prior to any scheduled delivery of Drug Product covered by such Firm Order, then Gilead shall pay Patheon [*] percent ([*]%) of the price that Patheon would have charged Gilead for the Firm Order if it had not been cancelled; or

(c)                                  if Notice is received by Patheon between [*] to [*] days prior to any scheduled delivery of Drug Product covered by such Firm Order, then Gilead shall pay Patheon

[*] percent ([*]%) of the price that Patheon would have charged Gilead for the Firm Order if it had not be cancelled.

This Section 2.10 shall not apply to mutually agreed changes in production or delivery schedules, or any cancellation for which alternative terms are mutually agreed upon by both Parties.

2.11                        Equipment.  If Gilead or a third party with a right to purchase Drug Product from Gilead supplies any equipment to Patheon for use in Processing any Drug Product:

(a)                                  The Parties, or Patheon and such third party, as applicable, shall prepare a written inventory of such equipment, which inventory shall be signed by a representative of each Party, or a representative of Patheon and such third party, as applicable.

(b)                                  Such inventory shall set forth where and under what conditions Patheon will locate and use such equipment.  Gilead or such third party, as applicable, shall be responsible for validation of such equipment.  In addition, Gilead or such third party, as applicable, shall be responsible for any costs for transportation, installation and training necessary to use such equipment.

(c)                                  Such inventory shall set forth the routine preventative maintenance of such equipment that Patheon must perform, and Patheon shall perform such routine preventative maintenance in accordance with the terms and conditions of a separate agreement to be entered into by the Parties, or between Patheon and such third party, as applicable.  For clarity, Patheon shall not be responsible to conduct major repairs to such equipment.

(d)                                  Gilead or such third party will retain ownership of such equipment unless otherwise agreed to in writing by the Parties, or by Patheon and such third party, as applicable.  Gilead or such third party, as applicable, will be responsible to maintain any insurance as to such equipment; provided, however, that if Gilead or such third party is unable to procure insurance to cover such equipment in Patheon’s possession and requests Patheon to obtain such insurance, Patheon will use reasonable efforts to obtain such insurance at Gilead’s or such third party’s expense, as applicable.

ARTICLE III

SUPPLY AND PROCESSING OF DRUG PRODUCT

3.1                               Supply Of API And Materials.

(a)                                           For each Firm Order of Drug Product, Gilead, at its expense, shall deliver or cause to be delivered to the Facility, the number of kilograms of the applicable API(s) necessary for Patheon to Process the Drug Product(s) set forth on the relevant Firm Order.

(b)                                           Patheon shall use commercially reasonable efforts to make the Facility and appropriate personnel available in order to complete the Processing of the relevant Drug

Product(s) and make such Drug Product(s) available for delivery on the date specified in the relevant Firm Order.  Within [*] business days after Patheon’s receipt of each Firm Order, Patheon shall notify Gilead in writing via electronic mail (in accordance with Section 10.5) whether Patheon accepts such Firm Order on the delivery schedule set forth therein.  Patheon shall use commercially reasonable efforts to accept all Firm Orders on the delivery schedules that they specify, and in any event shall accept all Firm Orders to the extent not exceeding [*] percent ([*]%) of the quantity of each Drug Product forecast in the applicable Last Forecasts (defined below) for the time period covered by the Firm Order, subject to reasonable scheduling of each delivery within the calendar month in which Gilead requests delivery in order to accommodate the specific timing of each applicable facility and Patheon personnel availability.  For purposes of such [*] percent ([*]%) limit, if [*] percent ([*]%) of the quantity of a given Drug Product specified in a Last Forecast equals a fractional number of batches, then the minimum number of batches that Patheon must accept in a Firm Order shall be the next whole number of batches above the fractional number of batches that is equal to [*] percent ([*]%).  For example, [*]. As used in this Section, “Last Forecast” shall mean the forecast provided under Section 2.3(a) no later than [*] months prior to the time that Gilead requests delivery in its Firm Order.

(c)                                           Patheon shall, at its expense, purchase from a third party designated by Gilead from Patheon’s preferred supplier list, or a supplier designated by Gilead, all Excipients to be used in the Processing of the Drug Product.  Gilead may designate an Excipient supplier not on Patheon’s preferred supplier list by written notice to Patheon, provided that Gilead shall pay for any increase in costs for such Excipients resulting from such purchase from a supplier not on Patheon’s preferred supplier list.  Each such notice shall specify either that (a) an audit of such supplier is not required by Gilead in which case Gilead will provide Patheon with all documentation required to support Gilead’s qualification of such supplier; or (b) Gilead shall conduct an audit of such supplier at its own expense.  All Excipients shall be tested in accordance with procedures specified by Gilead in the Excipient Specifications.  If a particular supplier (from Patheon’s preferred supplier list or as so designated by Gilead) is specified for a given Excipient in the applicable Specifications, then Patheon shall obtain such Excipient from such supplier.  In addition, the Parties may provide in the relevant Product-Specific Appendix for Gilead to procure the required quantities of any of the Excipients for the relevant Drug Product.

(d)                                           Patheon shall, at its expense, purchase all Components necessary to complete the Processing of Drug Products.  All Components shall meet the applicable Component Specifications as described in Exhibit A of the Product-Specific Appendix for a given Drug Product, as amended or supplemented from time to time under the terms and conditions hereunder.  In addition, the Parties may provide in the relevant Product-Specific Appendix for Gilead to procure the required quantities of any of the Component for the relevant Drug Product.

3.2                               Processing Of Drug Product.

(a)                                           Patheon will Process each Drug Product in accordance with the applicable Master Batch Records and Specifications, the Quality Agreement and any applicable federal, provincial and local laws and regulations, including without limitation cGMPs (hereinafter collectively the “Patheon Manufacturing Responsibilities”).  Before, during and after each

Processing of a Drug Product, Patheon shall monitor such Processing and the Processing environment and keep such records of the foregoing as are required by the applicable Master Batch Records and Specifications, and in accordance with cGMPs.  In accordance with cGMPs and during the Term of this Agreement and as part of the Patheon Manufacturing Responsibilities, Patheon shall (i) take all commercially reasonable steps necessary to ensure that any Drug Product that may be Processed by it pursuant to this Agreement shall be free of cross-contamination from any fermentation, other manufacturing or similar activities and (ii) be responsible for the performance of validated cleaning and changeover procedures prior to Processing any Drug Product for Gilead.

(b)                                           Patheon shall not manufacture or store any [*] product (for example but without limitation, [*]) at, or otherwise introduce any of the foregoing to, any Facility where any API, Component, Excipient, or Drug Product is Processed or stored without Gilead’s advance written consent.  Gilead may withhold such consent in its sole discretion.

(c)                                           Both Parties shall promptly notify each other of any new material instructions or specifications required by the Act and of other applicable laws, rules and regulations, and shall confer with each other with respect to the best means to comply with such requirements.  The Parties shall allocate any costs of implementing such changes on an equitable basis in accordance with, and subject to the procedures set forth in, Section 4.5.  If the proposed new instruction or specification policy relates to the production of a Drug Product solely, then any additional costs incurred by Patheon to produce such Drug Product shall be passed on to Gilead in accordance with, and subject to the procedures set forth in, Section 4.5.

(d)                                           Upon prior written request, Patheon will permit duly authorized representatives of Gilead and Gilead’s licensee(s) or distributor(s) for any Drug Product to observe the Processing of such Drug Product and to have access to any relevant records in connection with such Processing as more fully provided in Section 3.4 below; provided that representatives from Gilead’s licensee(s) or distributor(s) for any Drug Product shall be granted access to Patheon’s Facility at the same time and to the same extent as Gilead’s representatives.  Such representatives shall be bound by an obligation of confidentiality (comparable to that of Article VIII) with respect to information that such representatives may obtain during such visit to observe the Processing of Drug Product and will comply with all Patheon standard operating policies and procedures while within the Facility or other Patheon premises.

(e)                                           Patheon shall supply Gilead with copies of Processing records, including batch records, as they relate to each Drug Product, for the purposes of assuring product quality and compliance with agreed-upon Processing procedures.

(f)                                             All Processing of each Drug Product to be performed by Patheon under this Agreement shall be performed at the Facility(ies) for such Drug Product specified in the applicable Product-Specific Appendix.

3.3                               FDA And Regulatory Support.

(a)                                           Patheon agrees to maintain a Site Master File (“SMF”) in accordance with the requirements of the FDA, if any, as well as any comparable files required by other Regulatory Authorities, and to provide Gilead with letters of access to such SMF (to the extent that they are required by the FDA or other related regulatory bodies) and comparable files and to further provide Gilead with all documents regarding the Processing of such Drug Product.  Gilead shall be responsible for all other filings necessary for approval and export of each Drug Product.  At Gilead’s reasonable cost, Patheon further agrees to assist Gilead, acting reasonably, in obtaining any government or agency approval which may be required for the marketing of any Drug Product in any country other than the United States.  Gilead shall provide written notice of any additional regulatory requirements of countries, in accordance with Section 4.6.

(b)                                           Patheon agrees to cooperate with any inspection by the FDA or other Regulatory Authority.  Patheon specifically agrees to meet and confer with Gilead representatives in advance of the pre-approval inspections for any Drug Product and, at Gilead’s request, any other inspection of the Facility concerning any Drug Product, provided that Patheon receives advance notice of such inspection, and will provide Gilead with all necessary support in connection with each such inspection as may be reasonably required.

(c)                                           Each Party shall notify the other Party immediately in writing in the event a Party learns of any action that has been or will be taken by the FDA or other Regulatory Authority which relates to the Facility and the Processing of any Drug Product, or which may delay or impair the ability to Process any Drug Product in accordance with this Agreement.

3.4                               cGMP Compliance and QA Audits.  Upon prior written request, Gilead shall have the right [*] per Year to have its representatives and representatives from its licensee(s) and distributor(s) for any Drug Product visit the Facility during normal business hours on business days to audit Patheon’s manufacturing process, assess Patheon’s compliance with cGMPs and quality assurance standards, review records relating to the Processing of such Drug Product and discuss any related issues with manufacturing and management personnel as it relates to such Drug Product (such activities collectively, a “cGMP/QA Audit”).  Notwithstanding the foregoing, if Gilead’s representatives and/or representatives from its licensee(s) and distributor(s) for any Drug Product require cGMP/QA Audits in addition to [*] per Year, then they shall have the right to conduct such additional cGMP/QA Audits, in the presence of a Gilead representative, provided Gilead or such licensee(s) or distributor(s) shall pay Patheon’s reasonable costs for the conduct of such cGMP/QA Audits.  Gilead’s representatives and representatives from its licensee(s) and distributor(s) for any Drug Product shall be bound by an obligation of confidentiality with respect to information that such representatives may obtain during such visit to inspect and audit Patheon’s manufacturing process and the Processing of Drug Product and will comply with all standard operating policies and procedures while within the Facility or other Patheon premises. Notwithstanding the foregoing, Gilead (and its licensee(s) and distributor(s) for any Drug Product)  shall have the right to conduct a “For Cause” audit at any time, when requested as a reasonable response to a FDA or other regulatory agency audit notice or inquiry regarding a Drug Product, an unresolved deviation in Processing of Drug Product by Patheon, or customer complaints or adverse events regarding a Drug Product, and Gilead (or such licensees or distributors) shall bear Patheon’s expenses therefore unless as a result of such “For Cause” audit it is determined that there was non-compliance with the warranties in Section 6.2.

3.5                               Change in Manufacturing Process.  Patheon shall notify Gilead if Patheon wishes to make, and obtain Gilead’s prior written approval before Patheon implements, any of the following:  (a) a major change (as defined in applicable regulations) including without limitation, major or regulatory changes relating to (i) the Facility that would constitute a change under cGMPs, would impact the validation status of the process, or would constitute noncompliance with the Patheon Manufacturing Responsibilities, (ii) the Materials, (iii) the Specifications, (iv) any quantitative formulae and any other aspect of Drug Product Processing, or (v) testing methods with respect to the Drug Product; and (b) changes that require regulatory submission, relating to the Materials, Specifications, Facility, equipment, process, testing methods or other procedures used to Process any Drug Product.  Gilead’s consent with respect to such changes shall not be unreasonably withheld, or unduly delayed; provided, however, that with respect to such changes affecting a particular Drug Product, Patheon acknowledges that Gilead may be required to obtain its licensee’s consent to such changes prior to providing consent to Patheon.

3.6                 Compliance with Laws.  Patheon shall materially comply with all applicable orders, regulations, requirements and laws of any and all Regulatory Authorities including, without limitation, all laws and regulations applicable to (a) the transportation, storage, use, handling and disposal of hazardous materials, (b) the Processing of Drug Products and (c) Patheon’s performance of its obligations under this Agreement.  Patheon specifically represents and warrants that it does not and will not use, in any capacity, the services of any person that is debarred under the provisions of the United States Generic Drug Diversion Act or applicable FDA regulations.  Patheon represents and warrants to Gilead that it has and will maintain during the Term of this Agreement, all government permits, including without limitation, health, safety and environmental permits, legally required for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.  Unless otherwise provided in the Product-Specific Appendix for a given Drug Product, the Parties agree that Patheon shall be the quality representative for purposes of [*] release of all Drug Products.

3.7                 Documentation.  Patheon shall keep complete, accurate and authentic accounts, notes, data and records of the Processing services performed under this Agreement including but not limited to all relevant information and records relating to the Processing of Drug Products under this Agreement which may be required from time to time to be provided to any Regulatory Authority pursuant to applicable laws and regulations, and all Process development information relating to the Drug Product (to the extent such information is in Patheon’s possession) (“Documentation”).  Each Party shall maintain complete and adequate records in accordance with and to the full extent required by cGMP and the applicable Specifications pertaining to the methods and the Facility used for the Processing, holding and distribution of Drug Product.  Upon written request by Gilead with reasonable notice, Patheon will provide to representatives of Gilead or its licensee(s) or distributor(s) for Drug Products, during normal business hours, reasonable access to Documentation, where such access is necessary or reasonably useful to permit Gilead or such distributor(s) or licensee(s) to comply with applicable laws, rules or regulations; subject to Section 3.4, the expense of such access shall be at the expense of Gilead or such licensee(s) or distributor(s).  Patheon shall maintain Documentation until the later of (a) when such Documentation is no longer required by applicable law, rule or obligation to be maintained by Gilead or Patheon, or (b) for Drug Product supplied for (i) clinical trial supplies, the approval or withdrawal of all applications for approval included within Regulatory Filings for such Drug Product, or (ii) commercial supplies, one (1) year after expiration of the shelf life for the applicable batch.

3.8                 Reprocess and Rework.  Patheon shall not conduct any rework (meaning redressing or relabeling of Drug Product) or reprocessing (meaning repetition of any step in the manufacture of unlabeled Drug Product from API and Excipients) activities with respect to any Drug Product without prior written permission from Gilead. Patheon shall document appropriately all rework and reprocessing activities conducted under this Agreement.

3.9                 Variances.  Patheon shall notify Gilead within [*] business days after its discovery of any Drug Product lot failure, or significant deviation from or variance in manufacturing procedures or standard operating procedures for such Drug Product.  The Parties shall promptly discuss and mutually agree how to address any such deviation or variance.  The Quality Agreement shall include a requirement that any deviation or variance be resolved within [*] days after discovery or such longer period of time as may be agreed to between the Parties.

3.10          Storage and Handling.  Patheon shall store and handle API and Materials as set forth in the applicable Master Batch Records and Specifications, and in accordance with cGMP, and shall conform to established safety practices and procedures set forth in Gilead’s then-current material safety data sheet.  In addition, Patheon shall take such actions as are reasonably necessary to protect API and Materials from damage and deterioration. If requested by Gilead in writing, Patheon shall return or destroy, at Gilead cost and expense, any unused API in accordance with Gilead’s written instructions.

3.11          Labels.  Unless otherwise agreed, Gilead, or a third party approved by Gilead, shall supply in a timely manner all necessary copy and art work to allow Patheon to procure Components for a Drug Product in accordance with the applicable Component Specifications. Patheon shall use such copy and art work to procure all necessary Components in accordance with the applicable Component Specifications and Gilead’s written instructions, and in compliance with applicable regulatory requirements.  Such Components shall be the only Components used for such Drug Product.

3.12          Performance Indicators.  Within [*] months after the Effective Date, the Parties shall confer to set a timeline for the development of a commercially reasonable system of performance indicators to evaluate the performance of Patheon in carrying out its obligations under this Agreement. Once the system of performance indicators is developed, the Parties shall evaluate the Processing of Drug Products by Patheon on a quarterly basis against such performance indicators.

ARTICLE IV

PRICES AND PAYMENT

4.1                 Price.  Prices for each Drug Product shall be as set forth on Exhibit C of the Product-Specific Appendix for such Drug Product.  Gilead shall be responsible for the payment of any sales and use taxes on Drug Product delivered by Patheon to Gilead or on API furnished by Gilead to Patheon.  The fees listed on Exhibit C of each Product-Specific Appendix shall not be subject to change until the end of the first Year after the effective date of such Product-Specific Appendix, subject to the amendments to such fees provided for in Sections 4.3, 4.5 and 4.6.  The prices for each Drug Product during each additional Year that this Agreement remains in force shall be agreed to between the Parties prior to the commencement of each such Year, in accordance with Section 4.4.

4.2                 Payment Terms.  All payments due hereunder to Patheon shall be paid not later than [*] days following the date of the applicable invoice submitted by Patheon in accordance with Section 5.2(a); provided that if such invoice is received by Gilead more than [*] business days after such date, Patheon will make reasonable allowances for any payments that are late due to such delay provided that Gilead uses commercially reasonable efforts to pay such invoice by the end of such [*] days.

4.3                 Adjustments to Current Year’s Pricing.  During any Year of this Agreement, the fees set out in Exhibit C of each Product-Specific Appendix shall be subject to adjustment in accordance with the following:

(a)                                           Minimum Order Quantity.  If at any time a Firm Order is for less than the minimum order quantity of any Drug Product specified in Exhibit C of the applicable Product-Specific Appendix (i.e., the smallest campaign size so specified, as either by batch size or a minimum number of batches or a combination of both of batch size and minimum number of batches) then Patheon shall be entitled to request an adjustment to the fee for Processing in respect of that Drug Product delivered under that Firm Order to reflect the increased costs that Patheon will incur as a result of manufacturing the lesser volume ordered by Gilead relative to the minimum order quantity for that Drug Product.  For clarity, the minimum order quantity relates to the size of the manufacturing runs that Patheon will undertake to fill Gilead’s orders, and not to overall or annual volume.

(b)                                           Materials and Component Costs.  If at any time market conditions result in Patheon’s cost of Materials being greater than normal forecasted increases, then Patheon shall be entitled to request an adjustment to the fee for Processing in respect of any affected Drug Product to compensate it for such increased Materials costs.  For the purposes of this Section 4.3(b), changes greater than normal forecasted increases shall be considered to have occurred only if (i) the cost of a Material for such Drug Product increases by [*] percent ([*]%) of the cost for that Material upon which the fee quote was based or (ii) the aggregate cost for all Materials required to Process a Drug Product increases by [*] percent ([*]%) of the total Material costs for such Drug Product upon which the fee quote was based.  To the extent that Processing fees have been previously adjusted pursuant to this Section 4.3(b) to reflect an increase in the cost of one

(1) or more Materials, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Material (or Materials) at the time the last of such adjustments were made.

In connection with a fee adjustment request pursuant to this Section 4.3, Patheon shall deliver to Gilead a revised Exhibit C for each Drug Product for which it requests such fee adjustment and such budgetary pricing information, adjusted Material costs or other documentation sufficient to demonstrate that a fee adjustment is justified.  Upon delivery of such request, each of Gilead and Patheon shall forthwith use all reasonable efforts to agree on a revised fee for the Processing in respect of each affected Drug Product.

4.4                 Adjustments to Subsequent Year’s Pricing.  The fees for the Processing provided pursuant to the terms of this Agreement for any Drug Product during any Year after the first Year of this Agreement for that Drug Product shall be determined in accordance with the following:

(a)                                           Manufacturing Costs.  No later than [*] months prior to the end of each Year for each Drug Product, Patheon shall be entitled to request an adjustment to the fees for the applicable Component costs and Processing fees in respect of such Drug Product for the increases in manufacturing costs based on the increase in the [*] for July of the then current Year compared to the same month of the preceding Year, published by [*] in respect of the immediately prior Year.

(b)                                           Pricing Basis.  Gilead acknowledges that the fee for the Processing in respect of a Drug Product in any Year is quoted based upon the minimum order quantity per Drug Product specified in Exhibit C of each Product-Specific Appendix for a given Drug Product and is subject to change as set forth above if the quantity ordered by Gilead in any Firm Order falls below the minimum order quantity for that Drug Product as specified in Exhibit C of the applicable Product-Specific Appendix or, if applicable, any revised minimum order quantity hereinafter agreed to by the Parties in writing; provided that Gilead orders such Drug Product in the time period covered by such Firm Order.  For greater certainty, if Patheon and Gilead agree that the minimum order quantity in respect of a Drug Product shall be reduced and, as a result of such reduction, Patheon’s costs relating to such Drug Product increase on a per unit basis, then Patheon shall be entitled to an increase in the fee for the Processing in respect of such Drug Product by an amount sufficient to absorb such increase. In addition, if Gilead will place orders for quantities permitting Patheon to manufacture in larger production runs, the Parties shall review the fee for the Processing of such Drug Product and shall reduce such fee on a per-unit basis by a reasonable amount to reflect savings in Patheon’s costs relating to such Drug Product as a result of such increase if any.

In connection with a fee adjustment request pursuant to this Section 4.4, Patheon shall deliver to Gilead a revised Exhibit C for such Drug Product and such budgetary pricing information, adjusted Material costs for such Drug Product or other documentation sufficient to demonstrate that a fee adjustment is justified for such Drug Product, no later than [*] prior to the end of the Year. Upon receipt of such a request, each of Gilead and Patheon shall forthwith use all reasonable efforts to agree on a revised fee for the Processing in respect of each affected Drug Product.

4.5                 Adjustments Due To Technical Changes.  Amendments to the Specifications for a given Drug Product, the Quality Agreement relating to Processing or the minimum order quantities for each Drug Product requested by Gilead will only be implemented following a technical and cost review by Patheon and are subject to Gilead and Patheon reaching agreement as to revisions, if any, to the fees specified in Exhibit C of the corresponding Product-Specific Appendix or otherwise necessitated by any such amendment.  If Gilead accepts a proposed fee change, the proposed change in the Specifications, Quality Agreement or minimum order quantities shall be implemented, and the fee change shall become effective only with respect to those orders of such Drug Product that are Processed in accordance with such revision(s).  The Parties acknowledge in Sections 2.2, 2.6 and 2.8 the potential need to refine or modify the Specifications, Quality Agreement or minimum order quantities for Drug Products, respectively.  Accordingly, the Parties will negotiate in good faith to modify the applicable Specifications, Quality Agreement or minimum order quantities from time to time if requested by Gilead.  Patheon will facilitate appropriate changes to the Exhibits, and shall implement any changes to the Specifications and/or Quality Agreement that are required by applicable legal requirements; provided that Gilead bears the costs of such changes to the extent relating solely to the Drug Product(s) or the Parties reach written agreement as to a different allocation of such increased costs.  The Parties agree to allocate on an equitable basis any special costs of developing and implementing revised procedures, meaning that the cost of implementing any revised procedures shall be borne in full by Gilead in such cases where the changes are made solely for the benefit of Gilead, and the costs of other changes shall be allocated between the Parties on the basis of the extent to which such Party will be benefited by such change relative to the extent to which the other Party will be benefited by such change.  In any event, Gilead agrees to purchase, at Patheon’s cost, all Inventory for the relevant Drug Product utilized under any of the “old” Specifications and/or Quality Agreement and purchased or maintained by Patheon in order to fill Firm Orders for such Drug Product or in accordance with Section 2.5, to the extent that such Inventory can no longer be utilized under the revised Specifications and/or Quality Agreement.  Open purchase orders for Materials no longer required under such revised Specifications and/or Quality Agreement that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 2.5 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Gilead.

4.6                 Multi-Country Pricing.  If Gilead decides that it wishes to have Patheon Process a Drug Product for any country in addition to the Territory as stated in Exhibit C of the applicable Product-Specific Appendix, then Gilead shall inform Patheon of the packaging requirements for such Drug Product needed for this new country market and Patheon shall prepare a quotation for consideration by Gilead of the additional Component costs, if any, and the change over fees for such Drug Product destined for the new country market.  The agreed additional packaging requirements and related packaging costs and change over fees shall be set out in a written amendment to Exhibit C of the applicable Product-Specific Appendix.

4.7                 API Cost Adjustment.  Each Product-Specific Appendix when it is executed shall set forth Gilead’s actual standard costs to acquire or manufacture the relevant API (“Gilead’s Actual Standard API Costs”) in Exhibit C.  The Parties recognize that such costs may fluctuate over time.  Therefore, at the time of annual price adjustment pursuant to Section 4.4, Gilead shall determine an adjustment to Gilead’s Actual Standard API Costs to reflect such costs in the [*] month period prior to such adjustment.  Such adjusted Gilead’s Actual Standard API Costs shall apply solely on a prospective basis.  Patheon shall have the right to audit the methodology employed by Gilead to determine an adjusted Gilead’s Actual Standard API Costs.

ARTICLE V

DELIVERY AND ACCEPTANCE

5.1                               Quality Control Sample and Documentation.  Prior to the delivery of any batch of Drug Product, Patheon shall provide Gilead with a quality control sample of such batch for the purpose of confirming that such batch meets the Specifications (unless Gilead consents in writing that no such sample is required), and the Disposition Package for such batch.  The quality control sample shall consist of Drug Product sampled so as to be representative of the batch. Patheon shall not deliver a shipment of Drug Product until it has been released by Gilead pursuant to Section 5.4(a) unless otherwise requested by Gilead in writing.

5.2                               Delivery and Title.

(a)                                           Unless otherwise agreed by the Parties in writing, all shipments shall be shipped [*](as such term in defined in Incoterms 2000) [*]; provided, however, that notwithstanding [*] responsibility for customs clearance in accordance with [*] as so defined in Incoterms 2000, [*] shall be responsible to arrange for customs clearance for each shipment hereunder.  The Parties shall reasonably cooperate to share any information for [*] to fulfill its responsibilities to arrange for customs clearance.  In accordance with delivery [*], [*] shall bear all risk of loss or damage after the Drug Product [*].  Patheon shall package Drug Product in accordance with the applicable Specifications.  For each shipment of Drug Product, Patheon shall submit to Gilead the applicable Disposition Package pursuant to Section 5.1 together with an invoice for such shipment of Drug Product.

(b)                                  Patheon shall consistently fulfill Firm Orders submitted to Patheon pursuant to Section 2.3 by supplying Drug Product with at least [*] percent ([*]%) of initial shelf life remaining at the time of delivery, and Gilead shall have no obligation to accept or pay for any shipment of Drug Product delivered to Gilead with less than [*] percent ([*]%) of initial shelf life remaining; provided, however, that if there is a delay in delivery due to investigation and resolution of a deviation that does not arise from Patheon’s failure to manufacture Drug Product in accordance with the Patheon Manufacturing Responsibilities, then the deemed delivery date for purposes of calculating remaining shelf life under this Section 5.2(b) shall be the date preceding the actual delivery date by a number of days equal to the length of such delay, provided that Patheon has carried out its responsibilities in such investigation and resolution using commercially reasonable efforts, then Gilead shall be obligated to accept and pay for any shipment of Drug Product delivered to Gilead, subject to Gilead’s rights pursuant to Section 5.4.

In addition, Gilead may consent, in writing, to a shorter remaining shelf life at delivery of any Drug Product as follows:  (i) where release of such Drug Product was delayed to enable a major deviation to be investigated and resolved; and (ii) provided that any such acceptance and utilization shall be subject to the written consent of any applicable third party purchasing Drug Product from Gilead, acting in good faith.  In the circumstances outlined in the preceding sentence, Gilead shall be obligated to accept and pay for such shipment of Drug Product, subject to Gilead’s rights pursuant to Section 5.4.  Initial shelf life shall be measured and begin to expire commencing on the date that API and any Excipients are first combined.  In all circumstances, Gilead shall use commercially reasonable efforts to promptly investigate and address any deviation or variance of the Drug Product.

(c)                                  In the event of a deviation at any time during the Processing of a Drug Product, the Parties shall mutually agree upon procedures to rework, to the extent possible, such Drug Product in accordance with Section 3.8 so that such Drug Product will meet the applicable Specifications.

5.3                               Late Delivery.

(a)                                           Patheon agrees to use its commercially reasonable efforts to deliver Drug Products hereunder on the scheduled delivery dates as set forth in the relevant Firm Orders.  It shall not be considered a breach of this Agreement if, for any batch for which Patheon has accepted a Firm Order, at least [*] percent ([*]%) of Drug Product which conforms to the Specifications is made available for delivery within [*] business days following the date originally agreed upon for delivery in such Firm Order (the “Scheduled Delivery Date”).  However, it shall be deemed to be a late delivery if Patheon delivers a shipment of Drug Products later than [*] business days after the relevant Scheduled Delivery Date (such date [*] business days after the Scheduled Delivery Date, the “Late Delivery Date”).

(b)                                           If Patheon has learned that any delivery of Drug Product may be expected to:

(i)                                    have less than [*] percent ([*]%) of the quantity stated in the relevant Firm Order; and/or

(ii)                                be delivered after the Late Delivery Date, according to Patheon’s master delivery plan,

then Patheon shall: (1) as soon as practical, notify Gilead; (2) ensure that [*] of this issue; and (3) develop and implement a [*] to the extent reasonably practicable or any [*] thereof.

(c)                                           Notwithstanding the previous paragraph, Patheon will notify Gilead as promptly as practicable of such anticipated late or short delivery that is likely to occur despite Patheon’s efforts (the “Notice”).

(d)                                           If, to the extent not caused by any of the events set forth in Section 5.3(h), during any period of [*], Patheon delivers after the relevant Late Delivery Date [*] (a “Delivery Default”), then at Gilead’s option, Gilead may request a meeting [*].  The request for the meeting shall be given within [*] from the date of Notice, and the meeting shall be held within [*] from the date of the request.

(e)                                  At the meeting, the Parties will negotiate diligently and in good faith to mutually agree upon [*] for: (i) any [*] of Drug Product occurring after [*]; or (ii) any delivery of Drug Products having [*] of the quantity stated [*]. The Parties will, thereafter, enter into an amendment to this Agreement to reflect the mutually agreed resolutions (the “Amending Agreement”).

(f)                                    If after entering the Amending Agreement and to the extent not caused by any of the events set forth in Section 5.3(h), there is another Delivery Default, then such default shall deemed to be a material breach of this Agreement and Gilead may terminate this Agreement pursuant to Section 9.3(e).

(g)                                 For purposes of determining a Delivery Default pursuant to Section 5.3(d), a batch shall not be counted as having been delivered after the Late Delivery Date if, with respect to such batch:

(i)                                    the period between the day that Patheon provides the relevant Disposition Package to Gilead and the Scheduled Delivery Date is as long or longer than the release review period, which shall be [*] or such other period as mutually agreed;

(ii)                                the batch has no deviations from the applicable Specifications or cGMPs that reasonably prevent Gilead from releasing such batch within the agreed release review period, which shall be [*] or such other period as mutually agreed;

(iii)                            there are no deviations in the shipment of such batch that would form the basis of a Deficiency Notice pursuant to Section 5.4(b); and

(iv)                               Patheon actually makes such batch available for delivery within the agreed time frame following release by Gilead.

(h)                                 Notwithstanding anything to the contrary in this Section 5.3, Patheon shall not be responsible for the failure to satisfy any Firm Order to the extent caused by any of the following events:

(i)                                    Gilead’s failure to have delivered to Patheon adequate supplies of the applicable API;

(ii)                                Gilead’s failure to deliver forecasts pursuant to Section 2.3;

(iii)                            Gilead’s failure to timely deliver specifications or other technical information necessary to perform the Processing services;

(iv)                               a Force Majeure event outlined in Section 10:10, provided that Patheon complies with its obligations to address any such Force Majeure event in accordance with Section 10.10;

(v)            Gilead’s failure to deliver the Firm Orders in accordance with Section 2.3(b); or

(vi)                               Gilead’s changes to any Firm Orders.

5.4                               Product Deficiencies.

(a)                                           Release.  Gilead or its designee shall review the Disposition Package for a potential shipment of Drug Product upon receipt of such Disposition Package thereof and test any quality control sample in its discretion and, within [*], shall either release such shipment or shall give Patheon written notice (a “Deficiency Notice”) of all claims for Drug Product that deviates from the applicable Specifications or cGMPs, as determined by Gilead based on testing of any quality control sample or review of the Disposition Package.  Any release by Gilead of a shipment of Drug Product shall be deemed to be an acceptance thereof, subject to Sections 5.4(b) and 5.4(f).  Patheon shall have no liability for any deviations for which it has not received notice within such [*] day period that should reasonably have been discovered within such time period by review of the Disposition Package of such shipment.

(b)                                           Inspection.  Gilead or its designee shall visually inspect shipments of Drug Product Processed by Patheon upon receipt thereof and, within [*] days, shall give Patheon a Deficiency Notice of all claims for Drug Product that deviates from the applicable Specifications or cGMPs, or does not contain ordered quantities, as determined by Gilead based on such visual inspection.  Such deviations may include, without limitation, Drug Product that has been cross-contaminated during Processing.  Should Gilead fail to provide Patheon with a Deficiency Notice with respect to the delivery within [*] days of receipt of a delivery of Drug Product, then the delivery shall be deemed to have been accepted by Gilead on the[*] day after delivery.  Patheon shall have no liability for any deviations for which it has not received notice within such [*] day period that should reasonably have been discovered within such time period by inspection of such shipment.

Notwithstanding the foregoing provisions of this Section 5.4(b), for all shipments of Drug Product Processed by Patheon [*] as specified in a Firm Order, the time period (i) for Gilead to provide Patheon with a Deficiency Notice with respect to such shipments, (ii) after which, if Gilead fails to provide Patheon with a Deficiency Notice with respect to such shipment, such shipment will be deemed accepted by Gilead, and (iii) after which, if Patheon has not received notice from Gilead, Patheon shall have no liability for any deviations with respect to such shipment that should reasonably have been discovered, shall be [*] days ([*] days) of receipt of a delivery of such shipment.

(c)                                           Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have [*] days to advise Gilead by notice in writing whether it disagrees with the contents of such Deficiency Notice.  If Gilead and Patheon fail to agree within [*] days after

Patheon’s notice to Gilead as to whether any Drug Product identified in the Deficiency Notice deviates from the applicable Specifications or cGMPs, then the Parties shall mutually select an independent laboratory to evaluate if such Drug Product deviates from the applicable Specifications or cGMPs.  A sample of such Drug Product shall be submitted to the independent laboratory and such independent laboratory shall determine within [*] days of receipt of the relevant sample (to the extent within the control of the Parties) whether such Drug Product meets the applicable Specifications and cGMPs. Such evaluation shall be binding on the Parties and if such evaluation certifies that any Drug Product deviates from the Specifications or cGMPs, Gilead may reject that Drug Product in the manner contemplated by Section 5.4(d) and, at Gilead’s option, receive either a credit or a refund (to the extent previously paid by Gilead) for the amount that it was invoiced by Patheon for such shipment.  If such evaluation does not so certify in respect of any such Drug Product, then Gilead shall be deemed to have accepted delivery of such Drug Product upon receipt by the Parties of the final determination in writing from the independent laboratory. The Party against whom the independent laboratory rules shall bear all costs of the testing.

(d)                                           Product Rejection and Replacement.  Subject to the provisions of Sections 5.4(a), (b), (c) and (f), Gilead has the right to reject and/or return, at the expense of Patheon, any portion of any shipment of Drug Product that deviates from the applicable Specifications or cGMPs, without invalidating any remainder of such shipment, to the extent that such deviation arises from Patheon’s failure to provide the Processing services in accordance with Patheon Manufacturing Responsibilities. For such portion of any rejected and/or returned shipment, to the extent requested by Gilead, Patheon shall use commercially reasonable efforts to provide replacement quantities of the applicable Drug Product(s) to Gilead or its designee as soon as possible, but in any event, within [*] days after the receipt by Patheon of a Deficiency Notice, regardless of whether Patheon agrees with the rejection.  Subject to the provisions of Sections 7.3(a) and 7.3(b), Gilead shall supply quantities of the relevant API to permit such replacement manufacture, and shall bear the costs of replacement quantities of rejected Drug Product.

(e)                                           Disposition of Rejected Batches.  Gilead may destroy any batch of Drug Product without Patheon’s consent in those cases where Patheon does not dispute that the batch fails to meet the applicable Specifications or cGMPs. To the extent that any deviation arises from Patheon’s failure to Process the Drug Product in accordance with the Patheon Manufacturing Responsibilities, destruction of the Drug Product shall be made at Patheon’s expense and Gilead shall provide evidence of such destruction.

(f)                                             Latent Defects.  Gilead shall notify Patheon promptly in writing if Gilead discovers a latent defect in any quantity of Drug Product resulting from nonconformance with the applicable Specifications or cGMPs at any time after such quantity has been accepted in accordance with this Section 5.4 and during its remaining shelf life, which defect should not reasonably have been discovered during the Disposition Package review conducted in accordance with Section 5.4(a) or the visual inspection conducted in accordance with 5.4(b) (a “Latent Defect”).  Gilead’s notice shall be deemed to be a Deficiency Notice, and the Parties shall address the Latent Defect in accordance with the provisions of Sections 5.4(c), 5.4(d) and 5.4(e).

5.5                               API Yield.

(a)                                           Yield-Related Reports.  Patheon shall submit yield-related reports for each Drug Product containing such information and at such times as described in the Yield Calculation Schedule.

(b)                                           Setting the [*] Yield.  The Parties shall determine [*] (as [*] defined in the Yield Calculation Schedule which is attached hereto as Schedule B) for a particular Drug Product in accordance with the Yield Calculation Schedule.  The Parties may, upon written agreement, adjust such [*] on a Yearly basis to reflect further experience with Actual Yields (as defined in the Yield Calculation Schedule).

5.6                               Responsibility for [*] API in Non-Compliant Deliveries.

(a)                                  If (i) Patheon has failed to provide the Processing services in accordance with the Patheon Manufacturing Responsibilities for a delivery of Drug Product, (ii) the Drug Product in a delivery is not in compliance with the warranty made in Section 6.2, (iii) a delivery of Drug Product is properly rejected by Gilead pursuant to Section 5.4, or (iv) once a Target Yield has been set with respect to a given Drug Product, the [*] Yield for any delivery of that Drug Product [*] the applicable [*] Yield, then subject to Section 7.3(a) Patheon shall [*] the [*] or the [*] as calculated in accordance with the Yield Calculation Schedule for item (iv), in each case as calculated on [*].  Within [*] days after the end of each Year, the Parties shall determine whether Patheon is responsible for [*] pursuant to this Section 5.6(a), and, if Patheon is responsible for [*], within [*] days after the end of each Year, Gilead shall be [*] either: (i) [*], or (ii) a [*] of such [*].

(b)                                  Clarification of Relationship [*].  For clarity, the [*] by Patheon to [*] for a given Year that is [*] the [*] for such Year shall not in and of itself constitute a [*] of this Agreement, however, whether a [*] of this Agreement has occurred in any given instance shall depend on all relevant facts and circumstances.  For example and without limitation, if the [*] arises out of and is associated with a [*] of Patheon to Process any Drug Product in accordance with the Specifications therefor, then such [*] to Process in accordance with the Specifications may itself constitute [*] of this Agreement, even though connected to a [*] that in and of itself does not constitute [*].

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1                               Both Parties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                           Existence and Power.  Such Party: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease and to carry on its business as it is now being conducted; and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement.

(b)                                           Authorization and Enforcement of Obligations.  Such Party: (a) has the power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder; and (b) has taken all necessary action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder.  The Agreement when duly executed and delivered on behalf of each Party, shall constitute a legal, valid, and binding obligation of the Parties.

(c)                                           No Conflict.  The execution and delivery of the Agreement and the performance of such Party’s obligations hereunder: (a) do not materially conflict with or violate any requirement of applicable laws or regulations; and (b) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

6.2                               Limited Warranty.  Patheon warrants that Drug Product delivered hereunder:  (a) will be Processed in accordance with the Patheon Manufacturing Responsibilities and in material compliance with applicable rules and regulations, including, but not limited to, any regulations regarding use of the services of debarred persons; (b) will be Processed in accordance with the agreed-upon manufacturing procedures described in the applicable Master Batch Records supplied to Gilead and agreed upon by Gilead; and (c) will conform to the applicable Specifications set forth on Exhibits A and B of the applicable Product-Specific Appendix hereto at the time of delivery.  The Parties agree that Sections 3.4 (with respect to “For Cause” audit costs), 5.4(c), 7.1(b) and 7.3(b) set forth the sole and exclusive remedy for Patheon’s breach of the warranty in this Section 6.2.  All other remedies that would otherwise be available at law or in equity are hereby explicitly excluded.  The express warranties in Section 3.6 and this Section 6.2 are in lieu of all other warranties, express or implied, including, without limitation, the warranties of merchantability or fitness for a particular purpose.

6.3                               Non-Infringement.  Gilead covenants, represents and warrants that:

(a)                                           the Specifications for each of the Drug Products are its or its Affiliate’s property and that Gilead may lawfully disclose such Specifications to Patheon;

(b)                                           any Intellectual Property embodied in the Specifications and which must be utilized by Patheon in order to Process Drug Products may be lawfully used as directed by Gilead without infringing any Third Party Rights;

(c)                                           there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of: (i) the Specifications; (ii) any of the API,

and the Materials; or (iii) the sale, marketing, distribution and use or other disposition of any Drug Product; and

(d)                                           the Specifications for all Drug Products conform to all applicable cGMPs, laws and regulations.

The Parties agree that Article VII sets forth the sole and exclusive remedy for Gilead’s breach of any of the representations and warranties in this Section 6.3.  All other remedies that would otherwise be available at law or in equity are hereby explicitly excluded.

ARTICLE VII

INDEMNIFICATION

7.1                               Indemnity.

(a)                                           Subject to Sections 7.2 and 7.3, and except to the extent the losses, liabilities, damages, costs, fees or expenses (including reasonable attorney’s fees) (collectively, “Losses”) resulting from any claim, suit, action, demand or cause of action brought by a third party (each a “Third-Party Claim”) arise out of or result from any negligent or wrongful act or omission of any of Patheon and Patheon’s directors, officers, employees, and agents, and the directors, officers, employees, and agents of any Patheon parent, subsidiary or related company (the “Patheon Indemnitees”), Gilead agrees to indemnify, hold harmless and defend the Patheon Indemnitees from and against any and all Losses resulting from any Third-Party Claim that arises or results from: (i) the possession or use of Drug Product by any person after delivery to Gilead or its designee; or (ii) any claim of infringement or alleged infringement of any Third Party Rights in respect of the Drug Product; or (iii) failure of Gilead to perform its obligations under this Agreement, including without limiting the generality of the foregoing, any Losses whatsoever with respect to death or injury to person or damage to property, provided that Patheon provides Gilead with prompt notice of any such Third-Party Claim and the exclusive ability to defend (with the reasonable cooperation of Patheon) or settle any such Third-Party Claim.

(b)                                           Subject to Sections 7.2 and 7.3, and except to the extent the Losses resulting from any Third-Party Claim arise or result from any negligent or wrongful act or omission of any Gilead Indemnitee (defined below), Patheon agrees to indemnify, hold harmless and defend Gilead and Gilead’s directors, officers, employees and agents, and the directors, officers, employees and agents of any Gilead parent, subsidiary, related company (collectively the “Gilead Indemnitees”) from and against any and all Losses resulting from any Third Party Claim that results from or arises out of (i) Patheon’s failure to Process any Drug Product in accordance with the Patheon Manufacturing Responsibilities, (ii) any injury to a person or damage to the Facility occurring in the course of Patheon’s Processing hereunder, (iii) Patheon’s breach of Section 6.2, (iv) Patheon’s negligence or wrongful misconduct or (v) transportation, storage, use, handling and disposal of hazardous materials related to such Processing, including without limiting the generality of the foregoing, any Losses whatsoever with respect to death or injury to person or damage to property, provided that Gilead provides Patheon with prompt notice of any such Third Party Claim and the exclusive ability to defend (with the reasonable cooperation of Gilead) or settle any such Third Party Claim.

(c)                                           In the event that the Parties cannot agree as to the application of Sections 7.1(a) and 7.1(b) above to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party further reserves the right to claim indemnity from the other in accordance with Sections 7.1(a) and 7.1(b) above upon resolution of the underlying claim, notwithstanding the provisions of Sections 7.1(a) and 7.1(b) above requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such Third Party Claim.  The indemnified Party shall not compromise or settle any such Third Party Claim without the indemnifying Party’s prior written consent. The indemnifying Party shall not compromise or settle any such Third Party Claim for any damages other than monetary damages without the indemnified Party’s prior written consent.  No such consent of an indemnified or indemnifying Party shall be unreasonably withheld.

7.2                               Consequential Damages.  UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (A) ANY (DIRECT OR INDIRECT) LOSS OF PROFITS, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS OR GOODWILL; OR (B) FOR ANY LIABILITY, DAMAGE, COSTS OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, EXCEPT TO THE EXTENT THAT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER SECTION 7.1 FOR AMOUNTS PAID TO A THIRD PARTY.

7.3                               Limitation Of Liability.

(a)                                  Active Pharmaceutical Ingredients.

(i)                                    Patheon shall not be responsible for any loss or damage to any quantity of API, except where such loss or damage occurs while such materials are located on Patheon’s premises and results from Patheon’s negligence or intentional misconduct or failure by Patheon to provide the Processing services in accordance with the Patheon Manufacturing Responsibilities, or where Patheon [*] on a [*] basis as provided in Section 5.6(a).  In such circumstances, Patheon’s maximum liability shall be as outlined in Section 7.3(a)(iii).

(ii)                                For greater certainty, Gilead acknowledges that loss or damage of API in the course of technology transfer from Gilead to Patheon, or as part of failed regulatory, stability or test batches, shall not be regarded as lost due to the negligence or intentional misconduct of Patheon unless and to the extent that Patheon did not provide the Processing services in accordance with Patheon Manufacturing Responsibilities.  Further, Patheon shall not be responsible for any loss or damage to any API where such loss or damage occurs during a batch implementing a new process or procedure (a “Development Batch”); provided, however, that both Parties shall agree, prior to commencement of manufacture of a batch, whether such batch shall be deemed a Development Batch.  If the Parties do not agree in advance in writing that a given batch is a Development batch, then such batch shall not be deemed to be a Development Batch.

(iii)                            Patheon’s maximum liability for loss or damage to any quantity of API for any reason whatsoever including, without limitation, those referred to in Section 7.3(a) (i) and (ii) shall be limited to the [*].

(b)                                           Drug Products.  Subject to Sections 5.4(c), 5.6 and 7.1(b), Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Drug Product manufactured by it, including, without limitation, any deficiencies or defects with respect to an Excipient which were not ascertainable by Patheon pursuant to Section 3.1(c); the Specifications; or the safety, efficacy or marketability of such Drug Product or any distribution thereof.

7.4                               Expenses.  No Party shall be required to pay over to another amounts called for under this Article VII until the final resolution of the claim, action, suit or proceeding from which the right to such payment arose.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1                               Obligation.  During the Term of this Agreement and for a period of ten (10) years thereafter, the receiving Party (the “Receiving Party”) shall maintain in confidence all Confidential Information, as defined in Section 8.2 below, and shall not use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement.  The Receiving Party may disclose Confidential Information, as authorized hereunder, only to those employees or consultants of the Receiving Party who agree to be bound by the terms of this Article VIII.  The Receiving Party shall use the strictest standard of care which is practical to ensure that such employees do not disclose or make any unauthorized use of Confidential Information.  The Receiving Party shall promptly notify the Disclosing Party (as defined in Section 8.2) upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2                               Definition.  As used in this Agreement, the term “Confidential Information” shall mean any information, either enabling or disabling, including but not limited to the terms of this Agreement, any batch record, any purchase order or other commercial relationship between the Parties, know-how, trade secret, research, data, process, technique, algorithm, program, design, drawing, formula, experimental design or test data relating to any research project, work in process, future development, scientific, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing party (the “Disclosing Party”), its present or future products, sales, suppliers, customers, employees, investors or business, or to any Invention that is the property of the Disclosing Party, whether in oral, written, graphic or electronic form disclosed by or on behalf of the Disclosing Party under this Agreement.  The term “Confidential Information” shall include, without limitation: (i) the information contained in the batch records delivered to Gilead; (ii) any cost information related to the Processing of Drug Product, including the cost of the Materials or Processing; and (iii) the Specifications for Drug Product.  All Confidential Information (as such term is defined in the Viread Agreement) disclosed pursuant to the Viread Agreement shall be deemed to be the Confidential Information under this Agreement of the Disclosing Party or, in the case of Gilead, of Gilead where the disclosing party was an Affiliate of Gilead Sciences or Gilead World.

8.3                               Exceptions.  Each of Patheon and Gilead shall be relieved of any and all of the obligations under Section 8.1 regarding Confidential Information which: (i) was known by the Receiving Party prior to receipt hereunder (unless it became so known to the Receiving Party under a separate agreement of confidentiality to the Disclosing Party in which case this exception shall not apply); (ii) at the time of disclosure, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to the Receiving Party; or (iii) is hereafter made available for use or disclosure from any third party having a right to do so.

8.4                               Permitted Disclosures.  Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a)                                  to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the Party required to disclose Confidential Information shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

(b)                                  to the extent and to the persons and entities required by rules of the National Association of Securities Dealers or other applicable securities laws, rules or regulations;

(c)                                  to the extent and to the persons and entities required for purposes of making Regulatory Filings for any Drug Product;

(d)                                  as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary; and

(e)                                  where such Confidential Information consists of Patheon batch records, protocols, validation reports or technical reports, to the extent and to the persons and entities solely as necessary for the purpose of controlling and setting process parameters relating to Drug Products, including but not limited to disclosure by Gilead to its bona fide third-party supplier(s) of processing services for Drug Products solely as necessary for such purpose, provided that any disclosure under this Section 8.4(e) may be made only under an agreement of confidentiality containing provisions as least as strict as those in this Article 8.

8.5                               Trademarks And Trade Names.

(a)                                           Each Party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other Party’s trademarks or trade names unless otherwise expressly agreed.

(b)                                           Each Party agrees not to use any trade names or trademarks of the other Party, except as specifically authorized by the other Party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

8.6                               Improvements.

(a)                                           Patheon acknowledges and agrees that it has no proprietary Intellectual Property in the current manufacturing process for any of the Drug Products, as set forth in the Specifications.  The Parties acknowledge that Patheon, independently or jointly with Gilead, may develop improvements to the Specifications, inventions and other know-how (including without limitation data, information, processes, techniques, methods, and unpatentable inventions) in the course of fulfilling its obligations under this Agreement (“Improvements”). Patheon shall reasonably cooperate with Gilead in identifying any potential Improvements in the Processing of Drug Products and agrees to disclose any such Improvements to Gilead prior to implementing such Improvements in the Processing of the applicable Drug Product under this Agreement.

(b)                                           All Improvements that relate solely to any API, any [*] of an API, and/or Drug Product (or combination of any of the foregoing) shall be and remain the exclusive property of Gilead (collectively, the “Product-Specific Improvements”).  Patheon hereby assigns its entire right, title and interest in the Product-Specific Inventions to Gilead.  Patheon shall take all reasonable steps and execute and deliver all documents reasonably required for Gilead to evidence or record such assignment.  Patheon shall only use in its performance under this Agreement, employees or consultants of Patheon who have agreed in writing to assign the Product-Specific Inventions to Patheon.

(c)                                           All Improvements that relate to any API, [*] an API or Drug Product, but also have application [*] the API, [*] or Drug Product, (collectively, the “Broader Improvements”) shall be and remain the exclusive property of Patheon.  Patheon hereby grants to Gilead an irrevocable, nonexclusive, worldwide, royalty-free license, with the right to sublicense (through one or more tiers of sublicensees), under the Broader Improvements to research, develop, make, have made, use, sell, offer for sale, import and otherwise commercialize Gilead’s (and its Affiliates’ and licensees’) products throughout the world.

(d)                                  Patheon shall not use any of Patheon’s patented or trade secret technology in its performance under this Agreement, without the prior written consent of Gilead, which consent shall not be unreasonably withheld or unduly delayed.  The Parties shall agree, prior to the addition of each subsequent Product-Specific Appendix, whether Patheon shall use any such patented or trade secret technology in the Processing for the given Drug Product, and will set forth their agreement in such Product-Specific Appendix.

ARTICLE IX

TERM; TERMINATION

9.1                               Term.  This Agreement shall commence on the Effective Date and shall remain in effect until the termination of all Product-Specific Appendices, unless terminated earlier by one of the Parties as provided herein (the “Term”).    The initial term for each Product-Specific Appendix is set forth in Exhibit C of such Product-Specific Appendix (the “Initial Term”) and shall automatically continue for successive one (1) calendar year terms, unless either Party gives written notice to the other Party of its intention to terminate such Product-Specific Appendix at least [*] months prior to the end of the then-current term.

9.2                               Surviving Obligations.  Termination or expiration of this Agreement shall not: (a) affect any other rights of either Party which may have accrued up to the date of such termination or expiration; or (b) relieve Gilead of its obligation to pay to Patheon sums due in respect of Drug Product delivered prior to termination or expiration of this Agreement.  The provisions of Sections 3.6, 3.7, 6.2, 9.2, and 9.5, and Articles V, VI, VII, VIII, and X shall survive the termination or expiration of this Agreement.

9.3                               Termination.

(a)                                           Either Party may terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement which the breaching Party fails to cure within [*] days following written notice from the nonbreaching Party specifying such breach.

(b)                                           Either Party may terminate this Agreement, effective immediately upon the giving of written notice, if the other Party shall file a petition for bankruptcy, or shall be adjudicated bankrupt, or shall take advantage of the insolvency laws of any state of the United States, or shall make an assignment for the benefit of creditors, or shall have a receiver, whether appointed by private instrument or court officer, appointed for its property.

(c)                                           Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this Agreement.

(d)                                           Patheon may terminate this Agreement upon [*] prior written notice if Gilead assigns pursuant to Section 10.9 any of its rights under this Agreement to an assignee (excluding any Gilead Affiliates) that is, in the opinion of Patheon acting reasonably, not a credit worthy substitute for Gilead, is a competitor of Patheon within the field of pharmaceutical contract manufacturing services or pharmaceutical contract development services, or with whom Patheon has had prior materially negative business relations (e.g., Patheon having encountered uncured instances of non-payment of amounts due under a contract or other uncured material breaches) and has good cause to believe that any future business relations with such assignee will be similarly negative. Notwithstanding the foregoing, Patheon shall continue to supply the Drug Products pursuant to the terms of this Agreement until such time as Gilead is able to establish adequate alternative supply (i.e., its alternative supplier is regulatorily approved); provided that (i) Gilead shall use commercially reasonable efforts to promptly establish adequate alternative supply and (ii) Gilead remains liable hereunder.

(e)                                           Further Gilead Termination Rights.

(i)                                    If a Delivery Default has occurred pursuant to Section 5.3(d) and Patheon and Gilead cannot reach a satisfactory Amending Agreement pursuant to Section 5.3(e) within [*] days, then Gilead, at its option, may either terminate this Agreement upon [*] days written notice to Patheon (in which case Patheon shall have no right to cure the breach underlying such conditions) or refer the issue of the terms of such Amending Agreement to binding arbitration pursuant to Schedule D.

(ii)                                If a Delivery Default has occurred subsequent to an Amending Agreement being made by Patheon and Gilead which includes [*], then Gilead may either terminate the Agreement or require Patheon to [*] in accordance with the Amending Agreement.  These remedies are mutually exclusive in respect to any Delivery Default and cannot be incurred concurrently or sequentially in respect of the same Delivery Default.

9.4                               Product Discontinuation/Withdrawal.  During the Term of this Agreement Gilead shall provide at least (a) [*] advance notice if it intends to no longer order a Drug Product due to that Drug Product’s discontinuation in the market and (b) [*] advance notice if a Drug Product is withdrawn from the market pursuant to an order by the applicable Regulatory Authority. Upon the expiration of the applicable notice period in this Section 9.4, this Agreement shall terminate solely with respect to such Drug Product.

9.5                               Obligations on Termination.

(a)                                  If this Agreement expires or is terminated in whole or in part for any reason other than a material default by Patheon of its obligations under this Agreement, Gilead shall:

(i)                                    purchase the Inventory, at such cost that Patheon had expended to acquire such Inventory, applicable to the Drug Product which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 2.3 prior to notice of termination being given;

(ii)                                purchase all undelivered Drug Product which were Processed and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed; and

(iii)                            satisfy the purchase price payable pursuant to Patheon’s non-cancelable orders with suppliers of Materials, provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 2.3.

(b)                                  If this Agreement is terminated as a result of a material default by Patheon of its obligations under this Agreement, Gilead agrees to purchase such of the items referred to in (a), (b) and (c) above as it determines, acting reasonably, that can be used by Gilead.

(c)                                  The provisions of Article 5 will survive with respect to any purchases of Drug Product pursuant to this Section 9.5.

ARTICLE X

MISCELLANEOUS

10.1                        Recall.  In the event that Drug Product is recalled or that Gilead is required to disseminate information regarding such Drug Products, Gilead shall so notify Patheon and, not later than may be required to permit Gilead to meet such obligations, Patheon shall provide Gilead, at Gilead’s cost, with such assistance in connection with such recall as may reasonably be requested by Gilead.  If a Drug Product is recalled due to Patheon’s negligence or failure to perform in accordance with the Patheon Manufacturing Responsibilities, Patheon shall be responsible for the costs reasonably required to effect such recall.

10.2                        Insurance.  Each Party shall maintain comprehensive general liability insurance, including blanket contractual liability insurance covering the obligations of that Party under this Agreement through the Term of this Agreement and for [*] years thereafter, which insurance shall afford limits of not less than [*] dollars ($[*]), for each occurrence, in the aggregate for bodily injury liability, personal injury liability, products liability, property damage liability, contractual liability and completed operations liability.  Each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.  Each Party will provide at least [*] days’ written notice to the other Party of a cancellation of, or a material change in, the insurance of the first Party.

10.3                        Independent Parties.  The Parties are not employees, partners, or legal representatives of the other Party for any purpose.  Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

10.4                        Governing Law.  This Agreement is made in accordance with, and shall be governed and construed under the laws of, the State of New York, excluding its choice of law rules.  Both parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts of competent subject matter jurisdiction located within the State of New York, and waive any defenses they may have to the personal jurisdiction and venue of such courts.

10.5                        Notice.  Unless otherwise provided in this Agreement, all notices, including notice of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been received: (a) when received if hand delivered; (b) four (4) days after being sent by first class U.S. mail, postage prepaid; (c) one (1) business day after being sent by overnight courier; (d) one (1) business day after facsimile transmission to the number(s) below, with receipt confirmed; or (e) one (1) business day after electronic mail transmission to the email address(es) below, with receipt confirmed, in each case addressed to the address set forth below.

If to Gilead:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94044

Attention:  Vice President and General Counsel

Facsimile:  [*]

Email Address: [*]

With a copy to:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, CA 94044

Attention:  Director, Manufacturing

Facsimile:  [*]

Email Address:  [*]

If to Patheon:

Patheon Inc.

7070 Mississauga Road, Suite 350

Mississauga, Ontario L5N 7J8

Attention:  President

Facsimile:  [*]

Email Address: [*]

10.6                        Severability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

10.7                        Waiver.  Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

10.8                        Entire Agreement.  This Agreement (including without limitation the schedules, appendices and the exhibits attached hereto) and the Viread Agreement constitutes the entire, final, complete and exclusive agreement between the Parties and supersedes all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement.  This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each Party.  Any term or condition in any order, confirmation or other document furnished by Gilead or Patheon which is in any way inconsistent with the terms set forth herein is hereby expressly rejected.

10.9                        Nonassignability:  Binding on Successors.  Except in connection with any sale of all or substantially all of either Party’s assets, whether by merger or otherwise, any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning Party.  In the case of any permitted assignment or transfer of or under this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the successors, and permitted assigns of the Parties hereto.

10.10                 Force Majeure.  Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed or rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulations, riots, wars, acts of terrorism, fires, floods, storms, interruption of supply of API (to the extent beyond such Party’s reasonable control), Excipients and Components, interruption of or delay in transportation (to the extent beyond such Party’s reasonable control), civil disorder, acts of God, defective equipment (to the extent beyond such Party’s reasonable control), lack of or inability to obtain fuel, power or Materials (to the extent beyond such Party’s reasonable control), or compliance with any order or regulation of any government entity acting within color of right, provided that the Party experiencing the delay promptly notifies the other Party of the delay.  Specifically excluded from this provision are the following circumstances that interfere, delay or render impossible the ability of Patheon to perform any of its obligations under this Agreement: (a) strike, lockout, or work or labor slowdowns at Patheon’s Facility(ies), (b) governmental action to which Patheon’s response is not reasonable, and (c) shutdowns due to Patheon’s failure to make reasonable efforts to comply with government orders or regulations.  With respect to any of the specifically excluded circumstances in the foregoing sentence, Patheon shall promptly inform Gilead of any such circumstance, its extent and duration, and any failure of Patheon to perform hereunder due to such an excluded circumstance shall constitute a breach of this Agreement.

10.11                 Publicity.  Neither Party will make any announcement nor other public statement concerning the existence or terms of this Agreement without the consent of the other Party, except as required by law.  Notwithstanding the foregoing sentence, Patheon may, without Gilead’s consent, disclose in presentations to groups consisting only of current or good faith potential investors or in small group meetings with groups consisting only of only current or good faith potential inventors that Gilead is a client of Patheon, but Patheon may not disclose any specific Drug Products or other products that are or are not manufactured for or supplied to Gilead or any other specific services that are or are not performed for Gilead.

10.12                 Captions.  The Parties agree that the headings in the Agreement are used for the convenience of the Parties only and are not intended to be used in the interpretation of the Agreement.

10.13                 Reference to Patheon.  Drug Product shall be marketed without label reference to Patheon except to the extent required by law, in which case any label reference shall be to Patheon as a manufacturer only.

10.14                 Counterparts.  This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

10.15                 Currency.  Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GILEAD WORLD MARKETS, LIMITED	PATHEON INC.

By:	By:

Name:	Name:

Title:	Title:

GILEAD SCIENCES, INC.

By:

Name:

Title:

SCHEDULE A

YIELD CALCULATION SCHEDULE

1.                                      Yield-Related Definitions:

(a)                                  “Actual Yield” shall mean, for a given API in each time period the [*].

(b)                                  “[*] Percentage” shall mean the percentage of the [*] Yield set out in Exhibit C of the Product-Specific Appendix hereto for the corresponding Drug Product.

(c)                                  “[*] Yield” shall mean, for a given API, the [*] Yield for such API, less the [*].

(d)                                  “[*]” shall mean, for a given API in each time period, the total amount of that API [*] the relevant Drug Product during such time period.  The [*] excludes API [*] in Drug Product that is properly rejected under Section 5.4.  For clarity, the [*] of a given API includes quantities of such API [*] delivered during the applicable time period under Section 7.3(b).

(e)                                  “[*]” shall mean, for a given API in each time period, the total quantity of such API [*] is calculated by adding the [*] of the applicable API [*] during the applicable time period to the [*] API for such Drug Product held at the beginning of the such period, [*] API held at the [*] Yield” shall mean, for a given API in each time period, the end of such period.

(f)                                    “[*] Yield” shall mean, for a given API in each time period, the [*] in Section 3 below in this Yield Calculation Schedule.

2.                                      Yield-Related Reports: Within [*] days after the end of each calendar quarter during the Term of this Agreement, Patheon will submit to Gilead a report showing for each Drug Product (a) all API received during each calendar quarter, (b) the quantities of each API held in inventory, (c) all API contained in work-in-process and incorporated in finished Drug Product (including samples) as of the end of each month of such quarter and (d) the quantities of each Drug Product shipped during each month of such quarter.  The report shall also indicate the actual conversion ratios experienced during each calendar month of such quarter.

3.                                      Setting the [*] Yield:  Promptly after (and in any event, no more than [*] days after) Patheon has completed a [*] number of batches of a particular Drug Product at a given Facility pursuant to this Agreement (the “Evaluation Batches”), as set forth in the Product-Specific Appendix, the Parties shall determine a [*] Yield and the [*] Percentage for such Drug Product.  Such [*] Yield shall be (a) the [*] Yield for the Evaluation Batches (excluding any failed batches) divided by the number of Evaluation Batches [*], multiplied by (b) one hundred (100).  The [*] Percentage shall be determined by [*].

4.                                      Calculation of [*] Yield for a given Drug Product:

[*] Yield = [*]	x 100
[*]

5.                                      Calculation of [*] Yield for a Given Drug Product:

[*] Yield =              [*]

6.                                      Patheon’s [*] Yield:  Once a [*] Yield has been set with respect to a given Drug Product, if the [*] Yield for a delivery of Drug Product [*] the applicable [*] Yield for that Year, then Patheon shall be [*] for [*] pursuant to Section 5.6(a) for the [*] based on the following calculation:

[*] =  [*] * [*] [*]  * [*]

SCHEDULE B

QUALITY AGREEMENT(S)

QUALITY AGREEMENT ON THE TASKS AND DIVISION OF RESPONSIBILITIES

Defined roles and responsibilities of Patheon and Gilead are referenced in the attached agreement, effective January 1, 2003, as may be amended thereto from time to time through mutual written agreement of the Parties.

SCHEDULE C-1

FORM OF PRODUCT SPECIFICATIONS

EXHIBIT A to APPENDIX [*] – [DRUG NAME]

DRUG SUBSTANCE, EXCIPIENT AND COMPONENT SPECIFICATIONS AND TESTING for

All API, Excipient and Component testing shall be performed in accordance with the following Specifications, as may be amended from time to time by mutual written agreement of the Parties:

DESCRIPTION	SPECIFICATION

API

Excipients

Components

[*] to any entity other than Gilead without Gilead’s prior written consent.]

1

SCHEDULE C-2

FORM OF FINISHED PRODUCT SPECIFICATIONS AND TESTING REQUIREMENTS

EXHIBIT B TO APPENDIX [*] [DRUG NAME]

1

SCHEDULE C-3

FORM OF PRICING AND API SCHEDULE

EXHIBIT C TO APPENDIX [*] [DRUG NAME]

1.                                      Launch Supplies

Pricing for packaged                   prepared according to         Kg batch sizes in preparation for launch are established according to the schedule below.  This pricing reflects initial packaging as unlabeled bottles followed by subsequent labeling and cartoning with inserts.

	USA Kg Brite Stock	USA Kg Brite Stock	USA Kg Brite Stock
	30’s Bottles [*]	30’s Bottles [*]	30’s Bottles [*]
Minimum Order Quantity (units)
Run Quantity (units)
Price p/unit

Prices quoted in USD

1

2.                                      [*] Product Pricing and [*] Product Pricing:

Pricing for packaged                are established according to the schedule below.  This pricing reflects all manufacturing, primary packaging and secondary packaging as required for the [*].

Price per 30’s Bottle in USD
Pricing for kg Batch Size
[*]
[*]
Minimum order quantity (Batches)
Pricing for kg Batch Size
[*]
[*]
Minimum order quantity (Batches)

Conditions:

3.                                      Gilead’s Actual Standard API Cost for 200(*):

4.                                      Patheon’s Annual API Cap:

5.                                      Territory:

6.                                      Facility(ies):

7.                                      Yearly Minimum Volume for 200(*):

8.                                      [*] Percentage for 200(*):

9.                                      Number of Evaluation Batches to Set [*] Yield:

10.                               [*] Yield for 200(*):

11.                               [*] Yield for 200(*):

12.                               Appendix Effective Date:

13.                               Initial Term:

2

SCHEDULE D

ARBITRATION

(a)                                  Referable Issue.  Only the issue of the terms of an Amending Agreement under Sections 5.3(e) and 9.3(e)(i) (“Referable Issue”) may be submitted for resolution and finally determined under Schedule D.  No other issues or disputes arising under this Agreement, shall be resolved as set forth in this Schedule D.

(b)                                  Finality of Decision.  The resolution of a Referable Issue made pursuant to this Schedule D shall be a final resolution and shall not be subsequently reviewable or justiciable in a court of law.

(c)                                  Selection of Industry Expert.  Within [*] days after Gilead refers a Referable Issue for resolution under this Schedule D, each Party shall propose one (1) individual (i) having at least ten (10) years of significant management level experience with respect to manufacturing operations in the biopharmaceutical industry, (ii) that is not directly or indirectly affiliated with either Party or with either Party’s Affiliates, sublicensees or business partners, and (iii) that does not have any direct or indirect interest of any kind in the resolution of the Referable Issue (a person having such characteristics, a “Qualified Individual”).  If the Parties are able to agree as to one of the Qualified Individuals proposed by a Party to resolve the Referable Issue within [*] days after the date by which the Parties’ notices to identify Qualified Individuals are due, then that person shall be the “Industry Expert”.  If the Parties are unable to agree as to such a person within such [*] day period, then within [*] days after expiration of such [*] day period, the two (2) Qualified Individuals chosen by the Parties shall select another Qualified Individual before whom such Referable Issue shall be resolved, and that person shall be the “Industry Expert”.

(d)                                  Resolution of Referable Issue. Within [*] days after the selection of the Industry Expert pursuant to Section (c) of this Schedule D, each Party shall submit to the other Party and to the Industry Expert a single, comprehensive, written proposal for the Amending Agreement, including without limitation the proposed Amending Agreement itself and any written materials in support of such proposal, with the entire submission of a Party not to exceed [*] pages in a format substantially similar to this Agreement.  Within [*] days of the submission deadline for the proposals, the Industry Expert shall adopt in its entirety the single proposal of one of the Parties that the Industry Expert determines to be the more reasonable proposal.  The Industry Expert shall have no authority to combine elements from one Party’s proposal with elements from the other Party’s proposal or to alter the terms of either Party’s proposal.  The Industry Expert shall determine the reasonableness of the Parties’ proposals with respect to their terms based upon how well they reflect the following principles: (i) acceptability in the biopharmaceutical manufacturing sector as a commercially reasonable solution to the specific issues between the Parties; (ii) preservation of the Parties’ ongoing manufacture and supply relationship for the Drug Products; (iii) ability under the proposal of each Party, through the use of commercially reasonable efforts, to attain the same economic profitability it could attain through performance in compliance with the original agreement; (iv) likelihood that the proposal

1

will incentivize each Party to perform its obligations as reflected in the original Agreement; (v) minimization of interruption of supply, prompt correction of prior shortages in supply and consistency of supply; and (vi) ease of administration and implementation.  Promptly after selection of a proposal by the Industry Expert, the Parties shall execute and deliver the Amending Agreement included in the proposal selected by the Industry Expert.  Such Amending Agreement shall have retroactive effect to the date of the Notice given pursuant to Section 5.3(c).

(e)                                  Interim Performance; Costs.  Until execution and delivery of an Amending Agreement pursuant to Section (d) of this Schedule D, the Parties shall continue to perform their obligations under this Agreement in good faith and make any applicable payments accordingly.  The Parties shall bear all expenses and costs of the Industry Expert incurred pursuant to this Schedule D equally.

2

APPENDIX 1 - TENOFOVIR DISOPROXIL FUMARATE

EXHIBIT A

DRUG SUBSTANCE, EXCIPIENT AND COMPONENT SPECIFICATIONS

All API, Excipient and Component testing shall be performed in accordance with the following Specifications, as may be amended from time to time by mutual written agreement of the Parties:

DESCRIPTION	CURRENT GILEAD PART NUMBER	CURRENT GILEAD SPECIFICATION
API
[*]	[*]	[*]
Excipients
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
Primary Components
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]

i

APPENDIX 1 –TENOFOVIR DISOPROXIL FUMARATE

EXHIBIT B

FINISHED PRODUCT SPECIFICATIONS AND TESTING REQUIREMENTS FOR
TENOFOVIR DISOPROXIL FUMARATE TABLETS

1.               Specifications to conform with [*], effective [*] and [*] effective [*], as may be amended from time to time through mutual written agreement of the parties.

2.               Testing to be performed by Patheon in accordance with the testing referenced in the above specification, according to the standard test methods listed or mutually qualified equivalent methods and as may be amended thereto from time to time through mutual written agreement of the parties.

i

APPENDIX 1 —TENOFOVIR DISOPROXIL FUMARATE

EXHIBIT C

PRICING AND API SCHEDULE

FOR 2003

1.                                      Launch Supplies:  [*]

2.                                      Product Pricing:

[*]

	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]

[*]

	[*]	[*]
[*]	[*]	[*]

i

Overall Manufacturing and Packaging Assumptions

a)              Labeled packaging configuration includes: [*]

b)             Unlabeled packaging configuration includes: [*]

c)              Bulk packaging configuration includes:  [*]

d)             Unit pricing is based on [*].  A [*] will apply if [*].

e)              Unit pricing is based on [*].  A [*] will apply if[*].

f)                The minimum order quantity (Batches) can be packaged in [*].  The [*] campaign can [*].

g)             Conditions:

•                  [*]

Sub Lot Packaging[*] Market Assumptions

a)              Gilead is [*] the packaging of a batch [*].

b)             For markets using the same packaging formats, the [*] cost per unit applies with [*] as noted.  This requires inserts, cartons and labels to be essentially the same with text differences.

c)              Order quantities [*] for each label will apply.  The costs associate with the extra plates and dies are [*].

d)             [*] are applicable for each time that the [*].  No more than [*] per batch will be allowed.

e)              For packaging configurations that represent different label, carton, or insert sizes or physical configurations, a separate quote will be issued.

ii

3.	Gilead’s Actual Standard API Cost for 2003:	[*]

4.	Patheon’s Annual API Cap:

	[*]	[*]	[*]
[*]
[*]	[*]	[*]	[*]

5.	Territory:	[*]

6.	Facility(ies):	[*]
[*]

7.                                      Yearly Minimum Volume:   The Yearly Minimum Volume for Tenofovir Disoproxil Fumarate shall be the lesser of:

(a)  [*]; or

(b)  [*]

8.	[*] Percentage for 2003:	[*]

9.	Number of Evaluation Batches to Set [*] Yield:	[*]

10.	[*] Yield for 2003:	[*]

11.	[*] Yield for 2003:	[*]

12.	[*] Yield:	[*]

13.	Appendix Effective Date:	January 1, 2003

14.	Initial Term:	January 1, 2003 to December 31, 2007

iii

APPENDIX 2 – ADEFOVIR DIPIVOXIL

EXHIBIT A

DRUG SUBSTANCE, EXCIPIENT AND COMPONENT SPECIFICATIONS

All API, Excipient and Component testing shall be performed in accordance with the following Specifications, as may be amended from time to time by mutual written agreement of the Parties:

DESCRIPTION		SPECIFICATION
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
[*]		[*]
Primary Components
[*]	[*]	[*]
[*]	[*]	[*]
[*]
[*]	[*]	[*]

[*]

i

APPENDIX 2 – ADEFOVIR DIPIVOXIL

EXHIBIT B

FINISHED PRODUCT SPECIFICATIONS AND TESTING REQUIREMENTS

1.               Specifications to conform with [*], effective [*], as may be amended from time to time through mutual written agreement of the parties.

2.               Testing to be performed by Patheon in accordance with the testing referenced in the above specification, according to the standard test methods listed or mutually qualified equivalent methods and as may be amended thereto from time to time through mutual written agreement of the parties.

ii

APPENDIX 2 – ADEFOVIR DIPIVOXIL

EXHIBIT C

PRICING AND API SCHEDULE

FOR 2003

1.                                      Launch Supplies: [*]

2.                                      Pricing[*]

	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*]

Pricing [*]

	[*]	[*]
[*]	[*]	[*]

Overall Manufacturing and Packaging Assumptions

a)              Labeled packaging configuration includes:  [*]

b)             Unlabeled packaging configuration includes: [*]

c)              Bulk packaging configuration includes:  [*]

d)             Unit pricing is based on [*].  A [*] will apply if [*].

e)              Unit pricing is based on [*].  A [*] will apply if [*].

f)                The minimum order quantity (Batches) can be packaged in [*].  The minimum order quantity (Batches) for [*].

g)             Conditions:

•                  [*]

Sub Lot Packaging- Market Assumptions

a)                                      .

a)              Gilead is [*] the packaging of a batch [*]

b)             For markets using the same packaging formats, the [*] cost per unit applies with [*] as noted.  This requires inserts, cartons and labels to be essentially the same with text differences.

c)              Order quantities [*] for each label will apply.  The costs associate with the extra plates and dies are [*].

d)             [*] are applicable for each time that the [*].  No more than [*] per batch will be allowed.

e)              For packaging configurations that represent different label, carton, or insert sizes or physical configurations, a separate quote will be issued.

ii

3.	Gilead’s Actual Standard Cost for 2003:	[*]

4.	Annual API Cap [*]:

	[*]	[*]
[*]	[*]	[*]

5.	Territory:	[*]

6.	Facility(ies):	[*]
[*]

7.	Yearly Minimum Volume	[*]

8.	[*] Percentage for 2003:	[*]

9.	Number of Evaluation Batches to Set Target Yield:	[*]

10.	[*] Yield for 2003:	[*]

11.	[*] Yield for 2003:	[*]

12.	[*] Yield:	[*]

13.	Appendix Effective Date:	January 1, 2003

14.	Initial Term:	January 1, 2003 to December 31, 2007

iii